Exhibit 99.5

Consent to be Named as a Director

In connection with the filing by IX Acquisition Corp. (the “Registrant”) of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of the Registrant following the consummation of the business combination involving, AKOM Inc. and the Registrant. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: September 27, 2024

	By:	/s/ Jeff T.C. Hsu
Jeff T.C. Hsu